[LETTER OF PRICEWATERHOUSECOOPERS LLP]

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Bank of America, N.A.

We have examined management's assertion about compliance by BA Mortgage, LLC and the mortgage division of Bank of America, N.A. (collectively the "Company"), which together comprise an operating division of Bank of America, N.A., with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2000 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2000 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

January 25, 2001

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                         [LETTERHEAD OF BANK OF AMERICA]

                                                                       EXHIBIT I

                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                    WITH THE USAP MINIMUM SERVICING STANDARDS

January 25, 2001

As of and for the year ended December 31, 2000, except as specifically noted below, BA Mortgage, LLC and the Mortgage division of Bank of America, N.A. (collectively, the "Company"), which together comprise an operating division of Bank of America, N.A., has complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). During the year ended December 31, 2000, the following instance of noncompliance with the Standards occurred; however, this instance has been remedied and procedural enhancements continue to be implemented.

o Standard: Custodial bank account and related bank clearing account reconciliations shall be prepared within forty-five (45) calendar days after the cutoff date and documented reconciling items shall be resolved from these reconciliations within ninety (90) calendar days of their original identification.

      During the year ended December 31, 2000, management continued to isolate and review reconciling items in custodial accounts related to certain real estate mortgage investment conduits. For the months January through May, reconciling items had been outstanding for more than 90 days; as of December 31, 2000, no reconciling items had been outstanding for more than 90 days.

Management has taken definitive actions and implemented procedures and controls to address and correct the instance of noncompliance which occurred during 2000.

As of and for the year ended December 31, 2000, the Company was covered by Bank of America Corporation's fidelity bond insurance coverage and mortgage servicing errors and omissions insurance coverage in the amounts of $275,000,000 and $275,000,0000, respectively.


/s/ Kevin M. Shannon                /s/ Daniel F. Hellams
--------------------                ---------------------
Kevin M. Shannon                    Daniel F. Hellams
President                           President
Consumer Real Estate                Bank of America Mortgage


/s/ Denise C. Sawyer                /s/ Gary K. Bettin
--------------------                ------------------
Denise C. Sawyer                    Gary K. Bettin
Chief Financial Officer             Consumer Real Estate
Bank of America Mortgage            Loan Administration Executive
                                    Bank of America Mortgage

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/s/ J. Mark Hanson                  /s/ H. Randall Chestnut
------------------                  -----------------------
J. Mark Hanson                      H. Randall Chestnut
Senior Vice President               Senior Vice President
Bank of America Mortgage            Bank of America Mortgage


/s/ Jeanne Bader
----------------
Jeanne Bader
Senior Vice President
Bank of America Mortgage

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